EXHIBIT 99.1

Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 3PM EST
Wednesday, February 15, 2006

www.cognigen.com

Cognigen Networks Reports December 2005
Quarterly Financial Results

Mountlake Terrace, Washington, February 15, 2005 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW) (http://www.cognigen.com), a leading Internet marketer of telecommunications services and related technology products for home and small businesses, today announced its unaudited financial results for the three and six months ended December 31, 2005. The Company realized revenue of $2,514,028 for the three months ended December 31, 2005 compared to revenue of $2,919,868 for the same period in 2004. Revenue for the six months ended December 31, 2005 was $5,335,900 compared to $5,664,712 for the same period in the prior year. Net loss for the three months ended December 31, 2005 was $90,695, or $.01 per common share, compared to net income of $220,920, or $.02 per common share, for the comparable prior year period. Net loss for the six months ended December 31, 2005 was $44,578 compared to $465,282 net income in the prior period.

Gary Cook, Cognigen’s CFO and acting CEO, commented on the reported results, “Although marketing commissions revenue is higher in the recent quarter compared to the prior year, our telecommunications revenue is down due to declining long distance rates and lower demand for our private label products. Our reported income results were also affected by a change in the accounting treatment of certain marketing commissions, which in this quarter were reclassified from being a reduction of a balance sheet liability to an expense in the statement of operations. This expense accounts for approximately $120,000 of our expenses for this quarter.”

Mr Cook continued, ““At the end of last year we engaged the BayHill Group, micro cap company specialists, to assist us in developing a growth strategy including additional funding, management and acquisition opportunities. As part of this effort we have recently appointed Roy Banks, an ecommerce and distribution channel specialist and president of Authorize.net, to our Board of Directors and have also added Tim Kapp, an experienced marketing executive, as our director of Internet marketing to our management team. These activities support our repositioning Cognigen for renewed growth and financial success.”

Details of the complete unaudited results and related financial information may be found in Cognigen’s quarterly report on Form 10-QSB which has been filed with the SEC and which may be accessed through Edgar Online or other sources.

Since becoming a public company six years ago, Cognigen has served over 800,000 customers worldwide who have purchased telecommunication and personal technology services and products from the Company’s websites. Each of the approximately 130,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://www.cognigen.com. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as 2Speak, AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, MCI Neighborhood, Pioneer Telephone, OPEX, PowerNet Global, Speakeasy, UniTel and Trinsic / Z-Tel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to over 800,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source:	Cognigen Networks, Inc.
	Contact:	Gary L. Cook
Meridian Center – 9800 Mt. Pyramid Court, Ste. 400
Englewood, CO 80112
720-895-1912 voice
720-895-1917 fax
gary@ld.net